Exhibit 99.1

12900 Snow Road Parma, OH 44130

NEWS RELEASE

CONTACT: Kelly Taylor
Manager, Investor Relations
(216) 676-2000

GrafTech Announces Call for Redemption All Remaining Senior Notes

Parma, OH – August 31, 2009 – GrafTech International Ltd. (NYSE:GTI) today announced that it called for redemption approximately $20 million of its 10 1/4% Senior Notes due 2012 representing all remaining outstanding Senior Notes. The Senior Notes are redeemable at 101.708% of the principal amount, plus accrued interest up to the redemption date. Cash flow from operations and financing activities will be used to fund the redemption, which is expected to occur on or about September 28, 2009. The redemption of the Senior Notes and the payment of the redemption price will be made in accordance with the applicable indenture, the terms of the redemption notice, and the redemption procedures of the trustee.

Craig Shular, Chief Executive Officer of GrafTech, commented, “With this redemption we have completed the extinguishment of the Senior Notes, which originally totaled $550 million and represent our most expensive debt. The retirement of the Senior Notes is consistent with our team’s stated goal of maximizing cash flow to reduce debt and grow our Company. In addition, it positions our Company to complete the year with virtually zero net debt. We will exit 2009 with a very solid balance sheet, poised for growth and focused on creating long-term value for our shareholders.”

GrafTech International Ltd. is one of the world’s largest manufacturers and providers of high quality synthetic and natural graphite and carbon based products and technical and research and development services, with customers in 70 countries engaged in the manufacture of steel, automotive products and electronics. We manufacture graphite electrodes, products essential to the production of electric arc furnace steel. We also manufacture thermal management, fuel cell and other specialty graphite and carbon products for, and provide services to, the electronics, power generation, solar, oil and gas, transportation, petrochemical and other metals markets. We operate 11 manufacturing facilities strategically located on four continents. For additional information on GrafTech International Ltd., call 216-676-2000, or visit our website at www.graftech.com.

NOTE ON FORWARD-LOOKING STATEMENTS: This news release and related discussions may contain forward-looking statements about such matters as: our intent to redeem the outstanding $20 million aggregate principal amount of the Senior Notes on September 28, 2009; our payment of the redemption price for the outstanding Senior Notes from cash flow from operating activities and borrowings under our revolving credit facility; our financing (including factoring) and deleveraging activities; our expected debt levels; our expected balance sheet; our growth plans; cash flows and use of cash; changes in performance that affect financial covenant compliance or funds available for borrowing; failure to achieve earnings or other estimates; future operational and financial performance; strategic plans; regional and global economic and industry market conditions, changes in such conditions and the impact thereof; interest rates; stock repurchases plans; and our outlook for 2009 and beyond. We have no duty to update these statements. Our expectations and targets are not predictions of actual performance and historically our performance has deviated, often significantly, from our expectations and targets. Actual future events, circumstances, performance and trends could differ materially, positively or negatively, from those set forth in these statements due to various factors, including: changes in economic conditions or product end market conditions; changes in credit markets, changes in market prices of our securities, or other events that affect our financing and capital structure plans, including our ability to extend or refinance our revolving credit facility which expires in July 2010; changes in interest or currency exchange rates; competitive conditions, including growth by producers in developing countries and the mix, distribution, and pricing of their products; inflation; business interruptions adversely affecting our ability to supply our products; acquisition activities that we may elect to pursue and related financing activities; and other risks and uncertainties, including those detailed in our SEC filings, as well as future decisions by us. We continually review our assets, product lines and businesses to seek out opportunities to maximize value, through re-deployment, merger, acquisition, divestiture or other means, which could include taking on more debt or issuing more equity. We may at any time buy or sell assets, product lines or businesses. This news release does not constitute an offer or solicitation as to any securities.

NOTE ON NET DEBT RECONCILIATION: Net debt is a non-GAAP financial measure that GrafTech calculates by excluding from its total debt the fair value adjustments for hedge instruments and cash and cash equivalents. Net debt should not be considered in isolation or as a substitute for total debt or total debt and other long-term obligations calculated in accordance with GAAP.